SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
 CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	January 27, 2006

SILICON GRAPHICS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-10441	94-2789662

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 Crittenden Lane Mountain View, CA		94043-1351

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:	(650) 960-1980

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

     Silicon Graphics, Inc. (the “Company”) has entered into an employment agreement dated January 27, 2006 (the “Employment Agreement”) with Mr. Dennis McKenna, the Company’s new President and Chief Executive Officer. The information set forth under Item 5.02 is incorporated herein by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

     On January 27, 2006, Mr. McKenna was appointed as the President and Chief Executive Officer of the Company. On February 1, 2006, the Board of Directors accepted Mr. Robert R. Bishop’s resignation as President and Chief Executive Officer of the Company with effect from January 27, 2006 and his resignation as Chairman of the Board with immediate effect. In addition, the Board appointed Mr. McKenna as a director and Chairman of the Board and Mr. Bishop as Vice Chairman of the Board.

     Prior to joining the Company, Mr. McKenna, who is 56 years old, was the President and Chief Executive Officer of SCP Global Technologies, a private company that is a leading supplier of semiconductor capital equipment, from March to August 2005. From September 1997 to August 2004, Mr. McKenna was President and then President and Chief Executive Officer of ChipPAC, Inc., a global semiconductor manufacturing and services company that is listed on Nasdaq.

     In connection with his appointment as President and Chief Executive Officer of the Company, the Company and Mr. McKenna entered into an Employment Agreement dated January 27, 2006. The Employment Agreement provides for an initial salary of $75,000 per month through the end of the Company’s fiscal year 2006 and a base salary of $50,000 per month thereafter. Commencing with the Company’s fiscal year 2007, Mr. McKenna will be eligible to receive an annual performance bonus, subject to meeting performance targets specified by the Board. The target bonus will be 200% of his annual base salary. Upon certain equity financing transactions, Mr. McKenna will be eligible to receive a transaction bonus equal to 1% of the net proceeds to the Company of the transactions.

     Pursuant to the Employment Agreement, Mr. McKenna has received restricted stock awards equal to 1% of the number of outstanding shares of the Company’s common stock, which will vest in quarterly installments over two years, and options to purchase 2% of the number of outstanding shares of the Company’s common stock, which will vest over four years (with 25% vesting after one year and quarterly vesting thereafter) and have an exercise price equal to the fair market value of the stock on the grant date. Upon certain equity financing events, Mr. McKenna will be eligible to receive additional equity grants. In addition, if Mr. McKenna is involuntarily terminated without cause by the Company, in exchange for a general release of claims, he will be entitled to severance payments in an amount depending on the time he has been with the Company (ranging from $600,000 for a termination during fiscal year 2006 to $1.2 million for a termination after November 2006). If his employment is terminated by the Company without cause or by him for good reason in connection with a change in control of the Company, in exchange for a general release of claims, he will receive a severance payment of up to $1,000,000 (which may be reduced by up to

$750,000 of any transaction bonus he receives) and accelerated vesting of 50% of his equity awards, or if the change in control occurs after the end of fiscal year 2006, his severance payment will be $1.2 million and all of his equity awards will become vested.

     This disclosure is qualified in its entirety by reference to the Employment Agreement.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

10.1	Employment Agreement between Silicon Graphics, Inc. and Dennis McKenna dated January 27, 2006

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Silicon Graphics, Inc.

Dated: February 2, 2006	By:	/s/ Barry Weinert

Barry Weinert
Vice President and
General Counsel

EXHIBIT INDEX

EXHIBIT NUMBER	DOCUMENT DESCRIPTION

10.1	Employment Agreement between Silicon Graphics, Inc. and Dennis McKenna dated January 27, 2006